UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ClearOne Communications, Inc.
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CLEARONE COMMUNICATIONS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 30, 2009

The Annual Meeting of Shareholders of ClearOne Communications, Inc., a Utah corporation, will be held at 9:00 a.m., local time, on Friday, November 30, 2009, at our corporate offices, 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116.

The following describes the purpose of the Annual Meeting:

1.	To elect five members of our Board of Directors;

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors recommends that an affirmative vote be cast in favor of all nominees listed in the proxy statement.

Only shareholders of record at the close of business on October 12, 2009 are entitled to notice of and to vote at the meeting.

Notice of Internet Availability of Proxy Materials:

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a printed copy of the proxy materials, including our annual report to stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our annual report and vote online. If you received the notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report. Instead, the notice instructs you how to access and review all of the important information contained in the proxy materials. The notice also instructs you how to submit your proxy on the Internet or by telephone. If you received the notice by mail and would like to receive paper copies of our stockholder materials, you should follow the instructions for requesting such materials included in the notice. All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

All shareholders are cordially invited to attend the meeting and vote in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder has previously returned a proxy.

Sincerely,

Narsi Narayanan
Corporate Secretary

Salt Lake City, Utah

October 15, 2009

CLEARONE COMMUNICATIONS, INC.

5225 Wiley Post Way, Suite 500

Salt Lake City, Utah 84116

_______________

PROXY STATEMENT
_______________

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of ClearOne Communications, Inc., a Utah corporation, by the Board of Directors for use at our 2009 Annual Meeting of Shareholders to be held November 30, 2009 at 9:00 a.m., local time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying notice. The meeting will be held at the above date and time at our corporate offices, 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116.

These proxy solicitation materials will be distributed on or about October 16, 2009 to all shareholders entitled to vote at the meeting.

Record Date and Shares Outstanding

Shareholders of record at the close of business on October 12, 2009 are entitled to notice of, and to vote at, the meeting. On the record date, 8,929,002 shares of common stock were issued and outstanding. Each holder of common stock will be entitled to one vote for each share of common stock held on the record date.

Voting of Proxies

By completing and returning the accompanying proxy, the shareholder authorizes Zeynep Hakimoglu, Chairman and Chief Executive Officer, and Narsi Narayanan, Corporate Secretary, as designated on the face of the proxy, to vote all shares for the shareholder. All proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR the election of each of the nominees set forth in this proxy statement.

Vote Required for Approval

A quorum must be present at the meeting in order for the shareholders to take official action. Under Utah law and our Articles of Incorporation and Bylaws, a quorum will exist if a majority of the total number of shares entitled to vote are present, in person or by proxy. Abstentions and broker non-votes will be considered present and entitled to vote at the meeting and will be counted for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter currently proposed for action at the meeting. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Assuming that a quorum is present, the election of directors will be determined by plurality vote. The Board of Directors recommends that an affirmative vote be cast in favor of all nominees listed in the proxy statement.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us written notice of revocation, a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Solicitation

We will pay the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and employees, without additional compensation, personally or by telephone, facsimile, or e-mail.

Annual Report and Other Matters

Our 2009 Annual Report on Form 10-K, which was made available to shareholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Audit Committee Report” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a printed copy of our annual report on Form 10-K for the fiscal year ended June 30, 2009 as filed with the Securities and Exchange Commission to each shareholder of record as of the record date that requests a copy in writing. Any such requests should be directed to our company’s secretary at our corporate offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Our articles of incorporation and bylaws provide that our Board of Directors shall consist of not less than three nor more than nine members as the Board of Directors or our shareholders shall determine from time to time.  The Board of Directors has currently fixed the number of directors at five.  The term of each of our directors expires at the 2009 Annual Meeting. We have nominated all four existing directors and have nominated a new director for election at the meeting to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified. In the event any nominee is unable to serve, the proxies will be voted for a substitute nominee, if any, to be designated by our Board of Directors. The Board of Directors has no reason to believe any nominee will be unable or will decline to serve as a director.

The Board of Directors unanimously recommends a vote “for” election of the nominees named herein.

Nominees for Director

The following table set forth certain information regarding our directors and nominees for directors.

Name	Age	Position	Director Since
Zeynep “Zee” Hakimoglu	56	Chairman, Chief Executive Officer, and President	2006
Brad R. Baldwin	53	Director (1)(2)(3)	1988
Larry R. Hendricks	66	Director (1)(3)	2003
Scott M. Huntsman	44	Director (1)(2)(3)	2003
E. Bryan Bagley	45	Nominee for Director	—
_______________________
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee

Zee Hakimoglu has served as a director of our company since April 2006. Ms. Hakimoglu joined our company in December 2003 with more than 15 years of executive and senior-level, high-tech management experience and was appointed as President and Chief Executive Officer in July 2004 and Chairman of the Board in July 2007. She served in a variety of executive business development, product marketing, and engineering roles including Vice President of Product Line Management for ClearOne from December 2003 to July 2004; Vice President of Product Line Management for Oplink Communications, a publicly traded developer of fiber optic subsystems and components from December 2001 to December 2002; President of OZ Optics USA, a manufacturer of fiber optic test equipment and components from August 2000 to November 2001; and various management positions including Vice President of Wireless Engineering and Vice President of Wireless Business Unit for Aydin Corp., a telecommunications equipment company, formerly traded on the New York Stock Exchange from May 1982 until it was acquired in September 1996. She also was Vice President of Business Development for Kaifa Technology from October 1998 to August 2000 and was instrumental in its acquisition by E-Tek Dynamics, then again acquired by JDS Uniphase. Through these acquisitions, she held the role of Deputy General Manager of the Kaifa business unit. Ms. Hakimoglu earned a Bachelor of Science Degree in Physics from California State College, Sonoma, and a Master’s Degree in Physics from Drexel University.

Brad R. Baldwin has served as a director of our company since October 1988. Mr. Baldwin is an attorney licensed to practice in Utah. Since April 2009, Mr. Baldwin has served as general counsel to the Wasatch Front Regional Multiple Listing Service.  The WFRMLS currently assists over 12,000 broker, agents and appraisers with their MLS needs and services.  From April 2001 to April 2009, he served as an attorney and investment real estate specialist with the commercial real estate business with Commerce CRG in Salt Lake City, Utah. From 1988 to 2000, he served as legal counsel and president of Bank One, Utah. He also practiced business, corporate and real estate law for ten years in Salt Lake City.  He has a degree in finance from the University of Utah and a law degree from the University of Washington.  He has served on the board of many community organizations, including the Salt Lake Area Chamber of Commerce, the Utah Bankers Association, and the Economic Development Corporation of Utah.

Larry R. Hendricks has served as a director of our company since June 2003. Mr. Hendricks is a Certified Public Accountant who retired in December 2002 after serving as Vice President of Finance and General Manager of Daily Foods, Inc., a national meat processing company. During his 30-year career in accounting, he served as a self-employed CPA and worked for the international accounting firm Peat Marwick & Mitchell. Mr. Hendricks has served on the boards of eight other organizations, including Tunex International, Habitat for Humanity, Daily Foods, and Skin Care International. He earned a Bachelor’s Degree in Accounting from Utah State University and a Master of Business Administration Degree from the University of Utah.

Scott M. Huntsman has served as a director of our company since June 2003. Mr. Huntsman has served as President of GlobalSim, a technology and simulation company, since February 2003 and Chief Financial Officer from April 2002 to February 2003. Prior to GlobalSim, he spent 11 years on Wall Street as an investment banker, where he focused on mergers, acquisitions, and corporate finance transactions. From August 1996 to 2000, Mr. Huntsman served at Donaldson, Lufkin and Jenrette Securities Corporation until their merger with Credit Suisse First Boston where he served until October 2001. Mr. Huntsman earned a Bachelor’s Degree from Columbia University and a Master of Business Administration Degree from The Wharton School at the University of Pennsylvania. He also studied at the London School of Economics as a Kohn Fellowship recipient.

E. Bryan Bagley was a director of Nevada Chemicals from June 2000 until the company was sold in September 2008 and served as Chairman of the Board from December 2001 until September 2008.  Since November 2002, Mr. Bagley has been a private investor managing accounts on his own behalf. From December 1991 to November 2002, Mr. Bagley served as a market maker for Wilson-Davis & Company.  Prior to that position, he served as a trader for Covey & Co. and Bagley Securities.  Mr. Bagley graduated from the University of Utah in 1987 with a Bachelor of Science degree in Economics.  Mr. Bryan Bagley is the son of Edward D. Bagley, our former Chairman of the Board and currently a consultant to our company.  Mr. Edward D. Bagley beneficially owns 22.3% of our issued and outstanding common stock.

Security holders who would like to send communications to any director or the entire Board may do so by submitting such communications to ClearOne Communications, Inc., 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116, Attention: Investor Relations or investor_relations@clearone.com. The communications will then be forwarded to the appropriate director or the entire Board. The Board suggests, but does not require, that such submissions include the name and contact information of the security holder making the submission and a description of the matter that is the subject of the communication.

CORPORATE GOVERANCE

Information Relating to Corporate Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Baldwin, Hendricks, and Huntsman are independent directors, as “independence” is defined by the listing standards of NASDAQ, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee, each consisting entirely of independent directors.

Our Board of Directors has adopted charters for the Audit and Nominating Committees describing the authority and responsibilities delegated to each committee by the Board.  We post on our website at www.clearone.com, the charters of our Audit and Nominating Committees; our Code of Ethics, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our corporate offices set forth in this proxy statement.

Audit Committee.  The Audit Committee meets to review and discuss our accounting practices and procedures with management and independent public accountants and to review our quarterly and annual financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and reporting practices.  The Audit Committee’s primary duties include reviewing the scope and adequacy of our internal accounting and financial controls; reviewing the independence of our independent registered public accounting firm; approving the scope of their audit activities; approving the fees of our independent registered public accounting firm; approving any non-audit related services; reviewing the audit results; reviewing the objectivity and effectiveness of our internal audit function; and reviewing our financial reporting activities and the application of accounting standards and principles.

The members of the Audit Committee are Scott M. Huntsman (Chairman), Brad R. Baldwin, and Larry R. Hendricks. The Board of Directors has determined that Scott M. Huntsman is an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

Compensation Committee.  The Compensation Committee is responsible for overseeing, reviewing, and approving our executive compensation and benefit programs.  The members of the Compensation Committee are Brad R. Baldwin (Chairman) and Scott M. Huntsman. The Compensation Committee has not adopted a written charter.

Our compensation objectives for executive officers are as follows:

•	to attract and retain highly qualified individuals capable of making significant contributions to the long-term success of our company;

•	to use incentive compensation to reinforce strategic performance objectives;

•	to align the interest of our executives with the interests of our shareholders such that risks and rewards of strategic decisions are shared; and

•	to reflect the value of each officer’s position in the marketplace and within our company.

Policies and Practices Related to ClearOne’s Compensation Program. We strive to create an overall compensation package for each executive officer that satisfies the aforementioned objectives, recognizing that certain elements of compensation are better suited to reflect different compensation objectives. For example, as base salaries are the only element of compensation that are fixed in amount in advance of the year in which the compensation will be earned, the Compensation Committee believes that it is most appropriate to determine base salaries with a focus on the market practices for similarly situated officers at comparable companies as adjusted to reflect the individual officer’s performance during the preceding year. In contrast, cash bonuses and long-term incentives are better able to reflect our company’s performance as measured by financial metrics and are well-suited to motivate officers to achieve specific performance goals that the Compensation Committee has determined are in the best interests of our company. Equity grants are also well-suited to drive long-term performance and align management’s interests with those of shareholders. The Compensation Committee believes that as an officer’s responsibility increases, so does his or her ability to influence the performance of our company and accordingly, the proportion of his or her compensation that consists of his or her salary and cash bonus should decrease while the proportion of equity incentives to total compensation should increase.

Comparable Companies. In making compensation decisions, including assessing the competitiveness of the total compensation structure for each named executive officer, the Compensation Committee considers compensation survey data from companies that the Compensation Committee has selected as comparable companies, namely comparable in terms of size and location. The Compensation Committee periodically reviews the companies that are included as comparable companies and makes revisions to the group as appropriate. During June 2008, the Compensation Committee reviewed survey data from Salary.com and Culpepper. Salary.com survey was used to identify salary trends for companies of similar size (about 100 employees) and Culpepper data was used to identify trends for particular positions. The above data were validated against other reported data from sources such as AFL-CIO, The Financial Times and Mercer.

Equity Grant Practices. The Compensation Committee recognizes the importance of equity ownership in the alignment of shareholder and management interests. The exercise price of each stock option awarded to our executive officers under our incentive compensation programs is equal to the closing price of our common stock on the date of grant, which is the date when the Compensation Committee acts to approve equity awards for senior executives. Performance-based equity awards are also granted to our named executive officers at this time.

The Compensation Committee establishes the criteria, and directs the implementation, of all compensation program elements for the executive officers. Generally, the base salary for each named executive officer is set at the beginning of each fiscal year by our Board of Directors after review of the recommendation of the Compensation Committee.  The Compensation Committee considers the Chief Executive Officer’s appraisal of other executive officers' general performance and especially performance against predetermined goals before making its recommendation to the Board of Directors. In the past, the Compensation Committee has authorized the Chief Executive Officer to recruit executive officers and offer initial base salaries. The Chief Executive Officer recommends for the Compensation Committee’s approval the stock option grants and compensation related to achievement of non-quantitative goals under non-equity based incentive plans for other executive officers. The Compensation Committee did not employ any compensation consultants during the last fiscal year.

Nominating Committee.  The Nominating Committee is responsible for overseeing the nomination of our directors.  The Nominating Committee selects, evaluates, and recommends to the full Board of Directors qualified candidates for election to the Board of Directors.  The members of the Nominating Committee are Larry R. Hendricks (Chairman), Brad R. Baldwin, and Scott M. Huntsman.

The Board of Directors will consider recommendations for director nominees by shareholders if the names of those nominees and relevant biographical information are submitted in writing to our company’s Secretary in the manner described for shareholder nominations below under the heading “Shareholder Proposals.”  The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by shareholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.  All director nominations, whether submitted by a shareholder, the Nominating Committee, or the Board of Directors, will be evaluated in the same manner.  The current nominees for director were recommended by the Nominating Committee and nominated by the Board of Directors, including the independent members thereof.

Board and Committee Meetings

Our Board of Directors held a total of 11 meetings during the fiscal year ended June 30, 2009.  No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.  We encourage each of our directors to attend each annual meeting of stockholders.  To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as our annual meeting of shareholders.  All members of our Board of Directors attended the 2008 annual meeting of shareholders.

During the fiscal year ended June 30, 2009, the Audit Committee held six meetings; the Compensation Committee held four meetings; and the Nominating Committee held two meetings.

Code of Ethics

The Board of Directors adopted a code of ethics that applies to our Board of Directors, executive officers, and employees. The Company’s Code of Ethics is posted on our website at www.clearone.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership on Form 3 and reports of changes of ownership of our equity securities on Forms 4 and 5. Officers, directors, and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the reports and amendments to reports furnished to us during the fiscal year ended June 30, 2009, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements during such fiscal year, except that Mr. Joseph P. Sorrentino, our Executive Vice President of Worldwide Sales, filed a late Form 3 related to his initial statement of beneficial ownership.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers.

Name	Age	Position
Zee Hakimoglu	56	President, Chief Executive Officer, and Chairman of the Board of Directors
Narsi Narayanan	39	Vice President of Finance and Corporate Secretary
Tracy A. Bathurst	45	Chief Technology Officer
Joseph P. Sorrentino	54	Executive Vice President of Worldwide Sales

For the biography of Ms. Hakimoglu, see “Nominees for Director.”

Narsi Narayanan has served as our Vice President of Finance since July 2009 and has over 15 years of professional experience in the areas of accounting, finance and taxes. Prior to joining our company, he managed the SEC reporting, US GAAP accounting research, SOX compliance and other financial reporting functions from August 2007 through February 2009 at Solo Cup Company, a publicly reporting international consumer products company. Prior to that, Mr. Narayanan managed the accounting and finance functions including SEC Reporting, SOX compliance and US GAAP accounting research from June 2004 through August 2007 at eCollege.com, a leading technology company serving private educational institutions which was also a publicly reporting company before being acquired by Pearson Education group. In addition to being a Chartered Accountant, Mr. Narayanan has extensive experience working in public accounting and in various senior finance positions in India with large public companies. He is a Certified Public Accountant with graduate degrees in accounting (M. Acc.) and business (MBA-Finance).

Tracy A. Bathurst joined our company in September 1988 and has held several positions with us until he was named Chief Technology Officer in August 2007.  He most recently served as our Vice President of Product Line Management and has nearly 20 years experience in defining and developing communications-related products and technology. Mr. Bathurst has led the design and development of our high performance audio and telecommunications equipment. He earned a Bachelor of Science degree in Industrial Technology from Southern Utah University.

        Joseph P. Sorrentino returned to our company in April 2009 as Executive Vice President of Worldwide Sales. From February 2007 to March 2009, Mr. Sorrentino served as Senior Vice President at SpireGlobal, Sony Video Conferencing's U.S. Sales and Marketing division.  Mr. Sorrentino was instrumental in building and managing the SpireGlobal U.S. sales team.  Mr. Sorrentino was also responsible for developing and executing SpireGlobal's channel sales strategy and driving its market channel partner programs, as well as strategic partnerships. Before joining SpireGlobal, Mr. Sorrentino served as Vice President of Worldwide Sales and Marketing for ClearOne where he was responsible for all sales and marketing operations worldwide. Prior to his tenure at ClearOne, Mr. Sorrentino served as Vice President of Sales for Polycom's voice communications division where he was responsible for building Polycom's voice sales team, launching new products in the IP and installed conferencing space, as well as growing its market share leading tabletop conferencing business. Mr. Sorrentino's career spans more than 25 years of sales management experience working with such notable companies as IBM, Motorola, Conner/Seagate, Adaptec and 3ware. Mr. Sorrentino earned a Bachelor of Science degree from San Jose State University.

EXECUTIVE COMPENSATION

Summary Compensation

The following tables set forth for the periods indicated the compensation paid or earned by each named executive officer for the fiscal years ending June 30, 2009 and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Zee Hakimoglu - Chairman of the Board, Chief Executive Officer and President	2009 2008	215,157 200,000	305,268 279,249	44,485 —	8,390 7,267	565,050 486,516
Greg A. LeClaire(4) – Former Chief Financial Officer and Corporate Secretary	2009 2008	133,227 149,615	100,897 93,068	30,008 49,311	12,169 6,744	276,807 298,738
Tracy A. Bathurst - Chief Technology Officer	2009 2008	142,123 139,664	61,909 66,574	34,736 41,155	3,867 4,442	243,412 251,835
Mark Fletcher(5) - Former Vice President of Worldwide Sales	2009	98,638	9,869	16,353	12,561	137,421
__________________

(1)
The amounts in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended June 30, 2009 and 2008, in accordance with SFAS 123(R) of awards of stock options granted pursuant to our long-term incentive plans, and thus may include amounts from awards granted in and prior to each reported fiscal year. Assumptions used in the calculation of these amounts are included in footnotes to our audited financial statements for the year ended June 30, 2009, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)
Non-equity incentive plan compensation is based upon the achievement of pre-determined quarterly goals, namely, quantitative financial goals comprising of revenue, gross margin and operating income, and non-quantitative performance goals. While quantitative financial goals are similar for all the executive officers, non-quantitative goals vary for each officer. Examples of non-quantitative goals include introduction of a new product, identification of a new distribution opportunity, implementing internal controls, and improving product quality. The Chief Executive Officer recommends to the Compensation Committee the compensation for achievement or partial achievement of any such predetermined goal. Compensation under the non-equity incentive plan is calculated by assigning 70% weight to quantitative financial goals (with revenue, gross margin and operating income having equal share) and 30% to non-quantitative goals. Of the amounts included above, Ms. Hakimoglu’s compensation for 2009 included $15,385 for achieving financial goals and $29,100 for achieving non-quantitative goals. Mr. LeClaire’s compensation for 2009 included $6,119 for achieving financial goals and $23,889 for achieving non-quantitative goals. Mr. Bathurst’s compensation for 2009 included $5,915 for achieving financial goals and $28,821 for achieving non-quantitative goals.

(3)
The amounts in the “All Other Compensation” column reflect the value of our 401(k) and Employee Stock Purchase Plan, or ESPP, matching contributions; paid time off and severance payments as follows. Ms. Hakimoglu received the following: 401(k) matching contribution of $6,009 during 2009 and $5,055 during 2008; and ESPP matching contribution of $2,381 during 2009 and $2,212 during 2008.  Mr. LeClaire received the following: 401(k) matching contribution of $3,666 during 2009 and $5,096 during 2008; ESPP matching contribution of $1,517 during 2009 and $1,648 during 2008; and time off payout of $6,986 during 2009.  Mr. Bathurst received the following: 401(k) matching contribution of $3,867 during 2009 and $4,442 during 2008.  Mr. Fletcher received the following: time off payout of $4,784 and severance of $7,778 during 2009.

(4)	Mr. LeClaire left our company during May 2009. Mr. Narayanan joined our company as our Vice President of Finance during July 2009.

(5)	Mr. Fletcher left our company during March 2009. Mr. Sorrentino joined our company during April 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the holdings of stock options by the named executive officers as of June 30, 2009.  None of the officers listed exercised any stock options during the fiscal year ended June 30, 2009.

	Number of Securities Underlying Options
Name	Exercisable	Unexercisable(1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Zee Hakimoglu	50,000	—	$6.40	03/24/04	03/24/14
	100,000	—	5.55	07/26/04	07/26/14
	137,500	12,500	3.65	09/18/06	09/18/16
	91,666	58,334	6.15	08/14/07	08/14/17
	—	50,000	4.03	11/14/08	11/14/18
Greg A. LeClaire	20,001	—	$4.20	11/20/06	08/15/09
	3,750	—	5.05	02/02/07	08/15/09
	29,166	—	6.15	08/14/07	08/15/09
Tracy A. Bathurst	6,750	3,250	$14.00	12/29/99	12/29/09
	50,000	—	15.25	05/17/00	05/17/10
	5,000	—	6.50	04/12/04	04/12/14
	20,000	—	4.00	01/27/05	01/27/15
	22,916	2,084	3.65	09/18/06	09/18/16
	15,277	9,723	6.15	08/14/07	08/14/17
	—	25,000	4.03	11/14/08	11/14/18
Joseph P. Sorrentino	—	50,000	2.79	05/05/09	05/05/19
__________________

(1) Unvested options vest monthly over a three year period beginning on the date of grant

The following table sets forth information as of June 30, 2009 with respect to compensation plans under which equity securities of ClearOne are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,243,086	$5.62	805,000
Equity compensation plans not approved by shareholders	—	—	—
Total	1,243,086	$5.62	805,000

Potential Payments Upon Termination or Change in Control

Employment Agreements. As of the end of our 2009 fiscal year, none of our named executive officers were party to an employment or severance agreement with us, and each named executive officer’s employment was on an “at-will” basis, permitting either us or the executive to terminate his or her employment for any reason or for no reason.

Accelerated Stock Option Vesting Upon a Change in Control. For certain option grants to executive officers and directors, in the event of a change in control, then all of such optionee’s unvested stock options will vest and become exercisable immediately prior to the event or closing of the transaction causing the change in control.

       Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

       ( i ) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, which the Board does not recommend such stockholders to accept, or

       ( ii ) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Except as otherwise set forth in an option grant, in the event of a change in control of our company, the Board of Directors has the sole authority to elect that the vesting of each outstanding option automatically accelerate so that each such option shall, immediately prior to the effective date of the corporate transaction, become fully exercisable for all of the shares of common stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of common stock.

At our current stock price of about $2.77, no benefit or payments would accrue to any executive officer for any potential accelerated vesting of unvested stock options.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by us to non-employee directors for the year ended June 30, 2009.  Ms. Hakimoglu did not receive additional compensation for her service as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Brad R. Baldwin	24,000	16,481	40,841
Larry R. Hendricks	24,000	16,481	40,841
Scott M. Huntsman	24,000	16,481	40,841
_______________

(1)	The base annual director’s fee for fiscal 2009 was $24,000.

(2)
The amounts shown in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the year ended June 30, 2009 in accordance with SFAS 123(R), and thus included amounts for awards granted in years prior to fiscal 2009. The grant date fair value of each equity award is computed in accordance with FAS 123R.  No options were granted to non-employee directors during fiscal 2009.

(3)
As of the end of fiscal year 2009, each non-employee director had outstanding options to purchase the following number of company shares of common stock: Mr. Baldwin, 150,000; Mr. Hendricks, 75,000 and Mr. Huntsman, 75,000.

All non-employee directors are paid a fixed fee at the rate of $2,000 per month and receive the same option grants.  The fee is not dependent on the number of meetings attended by any directors.  Directors are not paid additional compensation for chairing a committee.  All directors are reimbursed by us for their out-of-pocket travel and related expenses incurred in attending all Board of Directors and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and shareholders. Therefore, as a general matter and in accordance with our Code of Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company. Though we do not have a written policy, we intend to adopt a policy which requires our Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has or will have a direct or indirect material interest. After its review the committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders, as the committee determines in good faith.

Related Party Transactions. Edward D. Bagley, former Chairman of the Board and greater than 20% shareholder serves as a consultant to our company. During the fiscal year ended June 30, 2009, Mr. Bagley received consulting fees of $48,000. Mr. Bagley is eligible to participate in our equity incentive programs and pursuant to his consulting agreement with us will be granted stock options commensurate with grants of stock options made to our directors. Additionally, in connection with the insurance coverage action described under the caption “Item 3, Legal Proceedings” of our Form 10-K for the year ended June 30, 2009, we and our counsel entered into a Joint Prosecution and Defense Agreement dated as of April 1, 2004 with Edward D. Bagley, former Chairman of the Board of Directors, and his counsel, which generally provides that we and Mr. Bagley will jointly prosecute their claims against the carriers of certain prior period directors’ and officers’ liability insurance policies and jointly defend the claims made by the insurance carriers in order to reduce litigation expenses.

On October 7, 2009, we entered into an agreement with Bagley, wherein the Joint Prosecution and Defense Agreement was terminated and Bagley waived all his claims to settlement proceeds received from Lumbermens Mutual and National Union. We also released Bagley of any obligations for attorneys’ fees or other expenses that might have been incurred in the litigation against Lumbermens Mutual or National Union.

Indemnification of Officers and Directors. On July 25, 2007, the U.S. Attorney’s Office for the District of Utah indicted two of our former officers, Frances Flood and Susie Strohm, for allegedly causing us to issue materially misstated financial statements for our 2001 and 2002 fiscal years.  On January 31, 2008, the U.S. Attorney’s Office filed a Second Superseding Indictment further alleging perjury in connection with the prior investigation by the SEC into the alleged misstatements.  We cooperated fully with the U.S. Attorney’s Office in this matter and were advised that we were neither a target nor a subject of the investigation or indictment.  In December 2003, we entered into indemnification agreements with each former officer, requiring payment of all reasonable attorneys’ fees and costs incurred in defending against the charges in certain circumstances consistent with and subject to limitations under applicable law.  To date, we have paid approximately $2.2 million in attorneys’ fees and costs to defend against the charges. During August 2008, Ms. Strohm and her counsel filed a lawsuit in the Third Judicial District Court in Salt Lake City, Utah seeking a declaratory judgment and injunctive relief to compel us to continue to advance Ms. Strohm’s attorneys’ fees and costs to defend against the charges, plus interest for amounts previously requested and not paid.  Also during August 2008, 2008, Ms. Flood filed a lawsuit in Federal District Court for the District of Utah, seeking similar relief.

The federal criminal trial of both former officers commenced on February 2, 2009 and the jury rendered its verdict on February 27, 2009.  Flood was convicted on nine counts, including conspiracy to willfully falsify our books and records, willfully making false statements in quarterly and annual reports, willfully making and causing to be made misleading and false statements to our accountants in connection with the accountants’ audits, federal securities fraud, and perjury in connection with testimony given under oath in an official proceeding brought by the SEC in 2003.  Strohm was convicted on one count of perjury in connection with testimony given under oath in an official proceeding brought by the SEC in 2003.

During the third fiscal quarter of 2009 and in accordance with generally accepted accounting principles, we reversed approximately $1.1 million of this contingent liability as a result of the February 2009 jury verdict in the federal criminal trial.  As a result of the jury’s conviction of the two former officers on some or all of the crimes with which they were charged – and based on the Court’s instructions to the jury – it is no longer probable that we will be required to pay the $1.1 million amount.

Flood: During January 2009, the Federal District Court in the Flood lawsuit issued a preliminary injunction requiring us (1) to pay 60% of Flood’s legal fees and costs in the criminal proceeding to Flood’s attorneys (as reflected in the invoices submitted by Flood’s attorneys), and (2) to pay the remaining 40% of Flood’s legal fees and costs into a court escrow account.  Pursuant to the Court’s order, the Court intends to make a reasonability determination concerning these fees and costs and the Court’s order states that “[t]o the extent fees or costs are found to be unreasonable, the monies held in escrow shall be refunded to ClearOne.”  Pursuant to the Court’s order, we paid approximately $368,000 to Flood’s attorneys and approximately $248,000 into the Court’s escrow.  Our appeal of the Court’s order is currently pending.

The Federal District Court issued a ruling during June 2009 granting Flood’s motion for summary judgment on her claim that we breached her Employment Separation Agreement by stopping the advancement of funds for her defense, and granting our motion to dismiss Flood’s unjust enrichment and promissory estoppel claims. The Court further denied our motion to dismiss Flood’s claim for intentional infliction of emotional distress.

During July 2009 we asserted counterclaims for $3.3 million based on the undertaking Flood signed in August 2003, in which she promised to repay all advanced expenses if it was ultimately adjudged that she did not meet the requisite standard of conduct. During August 2009, we asserted similar counterclaims against Strohm based on her undertaking to meet requisite standard of conduct.

           Strohm: Strohm and her counsel seek approximately $1.1 million in attorneys’ fees and costs incurred in defending the federal criminal proceeding, 18% interest, attorneys’ fees and costs. During August, 2009, we asserted counterclaims for $3.2 million against Strohm based on the undertakings she signed in 2003, in which she promised to repay all advanced expenses if it was ultimately adjudged that she did not meet the requisite standard of conduct. Presently before the Court are our motion for summary judgment based on Strohm’s undertakings on the grounds that her conviction establishes that she did not meet the requisite standard of conduct. Also pending before the Court is Strohm’s summary judgment motion seeking mandatory indemnification based on her claim that she was largely successful at trial.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors, all of whom are independent as defined in Nasdaq and SEC rules and regulations. The members of the Audit Committee are Scott M. Huntsman, Brad R. Baldwin, and Larry R. Hendricks. Scott M. Huntsman is the Board of Directors’ designated “audit committee financial expert” as that term is defined in the securities laws.

We are responsible for our internal controls and the financial reporting process.  Our independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards in the United States of America and for expressing an opinion on those financial statements based on its audit.  The Audit Committee reviews these processes on behalf of the Board of Directors.  The Audit Committee has reviewed and discussed with us and our independent registered public accounting firm the audited financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2009.

Additionally, the Audit Committee has discussed with the principal accountants the auditors’ independence from management and our company including the matters in the written disclosure and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of nonaudit services with the accountants’ independence. The Audit Committee also discussed with the principal accountants any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee.

Scott M. Huntsman (Chair)
Brad R. Baldwin
Larry R. Hendricks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of October 12, 2009 by (i) each director and nominee for director, (ii) the named executive officers, (iii) all of our named executive officers and directors as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Name of Beneficial Owner(1)	Shares Beneficially Owned
	Number(2)	Percent(2)
Directors and Executive Officers:
Zeynep “Zee” Hakimoglu (3)	491,542	5.0%
Brad R. Baldwin (4)	237,665	2.4%
Tracy A. Bathurst (5)	137,581	1.4%
E. Bryan Bagley (Nominee for Director) (6)	128,100	1.3%
Larry R. Hendricks (7)	64,999	*
Scott M. Huntsman (8)	64,999	*
Joseph P. Sorrentino	546	*
Narsi Narayanan	—	*
All directors and executive officers as a group (8 persons)	1,125,432	11.5%

5% Stockholders:
Edward Dallin Bagley (9)	2,173,863	22.3%
FMR Corp. (10)	1,000,503	10.3%
Royce & Associates Inc. (11)	938,634	9.6%
__________________

*	Less than 1.0%.

(1)
Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law.  Except as otherwise indicated, each person may be reached at our corporate offices c/o ClearOne Communications, Inc., 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116.

(2)
The percentages shown are calculated based on 8,929,002 shares of common stock outstanding on September 30, 2009.  The numbers and percentages shown include the shares of common stock actually owned as of September 30, 2009 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date.  In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of September 30, 2009 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(3)	Includes 429,166 shares of common stock issuable upon exercise of stock options.

(4)
Includes 88,666 shares held in the Baldwin Family Trust; 9,000 shares owned directly, which are held in an IRA under the name of Mr. Baldwin; and 139,999 shares of common stock issuable upon exercise of stock options.

(5)	Includes 137,083 shares of common stock issuable upon exercise of stock options.

(6)	Includes 1,000 shares held by E. Bryan Bagley’s spouse with respect to which he disclaims beneficial ownership.

(7)	Includes 64,999 of common stock issuable upon exercise of stock options.

(8)	Includes 64,999 shares of common stock issuable upon exercise of stock options.

(9)
E. Bryan Bagley is the son of Edward D. Bagley, and each of them disclaims beneficial ownership of common stock beneficially owned by the other.  Amounts for Mr. Edward D. Bagley, include 126,166 shares held by Edward D. Bagley’s spouse with respect to which he disclaims beneficial ownership and 52,166 shares of common stock issuable upon exercise of stock options. Mr. Edward D. Bagley has sole voting and dispositive power over 2,047,697 shares (including the shares that may be acquired pursuant to the exercise of stock options) and shared voting and dispositive power over the 126,166 shares held by Mr. Edward D. Bagley’s spouse.

(10)
Represents 1,000,503 shares of common stock beneficially owned by FMR Corp.  Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment advisor beneficially owns 1,000,503 of such shares as a result of acting as investment advisor to various investment companies.  Edward C. Johnson III and FMR Corp. each have sole power to dispose of the 1,000,503 shares owned by the Fidelity Funds.  Neither FMR Corp., nor Edward C. Johnson III as Chairman of FMR Corp. has sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the funds’ board of trustees. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.  This information is based upon a Schedule 13G, as filed and amended with the SEC as of February 17, 2009.

(11)
Represents 938,634 shares of our common stock beneficially owned Royce & Associates in its capacity as investment advisor on behalf of its clients.  Royce & Associates has sole voting and dispositive power over all of such shares.  The address of Royce & Associates is 1414 Avenue of the Americas, New York, NY 10019.  This information is based upon a Schedule 13G, as filed and amended with the SEC as of February 5, 2009.

INDEPENDENT PUBLIC ACCOUNTANTS

We retained Jones Simkins, P.C. as our auditor and independent certified public accountants for the two years ended June 30, 2008 and 2009.  The selection of our auditors for the current fiscal year is not being submitted to the shareholders for their consideration.  The selection of the independent auditors for 2010 will be made by the Audit Committee of the Board of Directors, at such time as they may deem it appropriate.

It is anticipated that a representative of Jones Simkins, P.C. will attend the meeting and will be available to respond to questions. It is not anticipated that the representative will make any statement or presentation, although the representative will have an opportunity to do so if he or she desires.

The following table presents aggregate fees billed to our company for the years ended June 30, 2009 and June 30, 2008.

	2009	2008
Audit Fees (1)	$82,824	$83,579
Audit-Related Fees	—	—
Tax Fees (2)	58,582	66,823
All Other Fees (3)	5,529	54,058
Total	$146,935	$204,460

(1)	Represents fees billed for professional services rendered for the audit and reviews of our financial statements filed with the SEC on Forms 10-K and 10-Q.

(2)	Represents fees billed for tax filing, preparation, and tax advisory services.

(3)	Represents fees billed for all other non-audit services, such as consulting on potential acquisitions or dispositions.

Pre-Approval Policies and Procedures

The Audit Committee ensures that we engage our independent registered public accounting firm to provide only audit and non-audit services that are compatible with maintaining the independence of our public accountants.  The Audit Committee approves or pre-approves all services provided by our public accountants.  Permitted services include audit and audit-related services, tax and other non-audit related services.  Certain services are identified as restricted.  Restricted services are those services that may not be provided by our external public accountants, whether identified in statute or determined to be incompatible with the role of an independent auditor.   All fees identified in the preceding table were approved by the Audit Committee.  During 2009, the Audit Committee reviewed all non-audit services provided by our independent registered public accounting firm, and concluded that the provision of such non-audit services was compatible with maintaining the independence of the external public accountants.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Any shareholder that wishes to present any proposal for shareholder action at our Annual Meeting of Shareholders to be held during calendar year 2010 must notify us at our principal executive offices no later than June 17, 2010 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2010, except in circumstances where (i) we receive notice of the proposed matter no later than August 30, 2010 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

We know of no other business to be submitted at the meeting.  If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as our Board of Directors may recommend.

Dated:  October 15, 2009

CLEARONE COMMUNICATIONS, INC.
ATTN: NARSI NARAYANAN
5225 WILEY POST WAY, SUITE 500
SALT LAKE CITY, UTAH 84116

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M.  Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.  Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK IN AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEARONE COMMUNICATIONS, INC. The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s) mark “For all except” and write the number(s) of the nominee(s) on the line below:
Vote on Directors	❑	❑	❑

I.	ELECTION OF DIRECTORS
Nominees:

01) Brad R. Baldwin
02) Zeynep “Zee” Hakimoglu
03) Larry R. Hendricks
04) Scott M. Huntsman
05) E. Bryan Bagley

II.	To Transact such other business as may properly come before the Annual Meeting

THIS PROXY, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR ALL DIRECTORS SET FORTH HEREIN, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

For address changes and/or comments, please check this box and write them on the back where indicated      ❑

Please indicate if you plan to attend this meeting     ❑

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

CLEARONE COMMUNICATIONS, INC.
Proxy for Annual Meeting of Shareholders
November 30, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of ClearOne Communications, Inc., a Utah corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated October 15, 2009, and hereby appoints Zeynep Hakimoglu and Narsi Narayanan, proxies and attorneys-in-fact, with full power to each of substitution in behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders to be held on November 30, 2009, at 9:00 a.m., MST, at the Company’s corporate offices, 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any postponement or adjournment thereof (or, if only one shall be present and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.  In addition to the following proposals, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Address Changes / Comments: ___________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)